Exhibit 10.26

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

RXR 1330 OWNER LLC,

Landlord

TO

FUBOTV, INC.,

Tenant

Lease

Dated as of July __, 2016

Execution Version

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Execution Version

6.04	Re-entry by Landlord	34
6.05	Damages	34
6.06	Other Remedies	35
6.07	Right to Injunction	35
6.08	Certain Waivers	35
6.09	No Waiver	35
6.10	Holding Over	36
6.11	Attorneys’ Fees	36
6.12	Nonliability and Indemnification	36

ARTICLE 7 Insurance; Casualty; Condemnation		37

7.01	Compliance with Insurance Standards	37
7.02	Tenant’s Insurance	38
7.03	Subrogation Waiver	38
7.04	Condemnation	39
7.05	Casualty	40
7.06	Landlord’s Insurance	41

ARTICLE 8 Miscellaneous Provisions		41

8.01	Notice	41
8.02	Building Rules	42
8.03	Severability	42
8.04	Certain Definitions	42
8.05	Quiet Enjoyment	43
8.06	Limitation of Landlord’s Personal Liability	43
8.07	Counterclaims	43
8.08	Survival	43
8.09	Certain Remedies	43
8.10	No Offer	43
8.11	Captions; Construction	43
8.12	Amendments	44
8.13	Brokers	44
8.14	Merger	44
8.15	Successors	44
8.16	Applicable Law	44
8.17	No Development Rights	44
8.18	Condominium	44
8.19	Embargoed Person	45
8.20	Counterparts	45
8.21	REIT	45
8.22	Signage	46

ARTICLE 9 Renewal Right		46

9.01	Renewal Right.	46
9.02	Renewal Rent and Other Terms.	47

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Execution Version

EXHIBITS

A	Description of Land
B	Floor Plan
C	Building Rules and Regulations
D	Standard Cleaning Specifications
E	Landlord’s Work
F	HVAC Specifications
G	Form of Letter of Credit

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INDEX OF DEFINED TERMS

Definition	Where Defined

AAA	Section 2.03(i)
Acceptance Notice	Section 1.04(c)
Additional Rent	Section 1.01
Adjusted Electric Charge	Section 2.05(a)
Adverse Event	Section 8.21
Affiliate	Section 5.01(c)
Alterations	Section 4.02(a)
Annual Rent	Section 1.04(c)
Arbiter	Section 2.03(i)
Assignment Consideration	Section 5.05(b)
Available	Section 1.04(a)
Base Electric Charge	Section 1.01
Base Electric Rate	Section 2.05(a)
Base Operating Amount	Section 2.03(a)
Base Operating Year	Section 1.01
Base Tax Amount	Section 2.02(a)
Base Tax Year	Section 1.01
Broker	Section 1.01
Building	Recitals
Business Days	Section 3.02(c)
Business Hours	Section 3.02(c)
Casualty	Section 7.05(a)
Code	Section 5.04(g)
Commencement Date	Section 1.01
Consumer Price Index	Section 3.01(f)
Control	Section 5.01(c)
Curing Party	Section 4.08
Declaration	Section 8.18
Door Signage	Section 8.22
Electric Rate	Section 2.05(a)
Embargoed Person	Section 8.19
Existing Adjusted Electric Charge	Section 2.05(c)
Expiration Date	Section 1.01
Fair Market Rent	Section 9.02(b)
Fair Offer Rent	Section 1.04(b)
Final Determination	Section 9.02(d)
Fixed Rent	Section 1.01
Fixtures	Section 4.03(a)
GAAP	Section 2.05(d)

Holidays	Section 3.02(c)
Indemnified Party	Section 6.12(b)
Initial Meeting	Section 9.02(d)
Interest Rate	Section 4.08
KWH Rate	Section 2.05(c)
Land	Recitals
Landlord	Section 8.04(a), Introduction
Landlord Services	Section 3.01
Landlord shall have no liability to Tenant	Section 8.04(b)
Landlord’s Initial Determination	Section 9.02(c)
Landlord’s Initial Fair Offer Rent Determination	Section 1.04(b)
Landlord’s Statement	Section 2.03(b)
Landlord’s Work	Section 4.01(a)
Laws	Section 4.06(a)
LC Date	Section 2.07(a)
Letter of Credit	Section 2.07(a)
Material Alteration	Section 4.02(a)
New Tenant	Section 6.10
Notice	Section 8.01
Offer Notice	Section 1.04(b)
Offer Period	Section 1.04(a)
Offer Space	Section 1.04(a)
Offer Space Inclusion Date	Section 1.04(d)
Offer Space Option	Section 1.04(c)
Operating Expenses	Section 2.03(c)
Operating Payment	Section 2.03(e)
Operating Year	Section 2.03(d)
Other Sublease Considerations	Section 5.05(a)
Permitted Use	Section 1.01
Premises	Section 1.01
Project	Recitals
Records	Section 2.03(i)
Renewal Notice	Section 9.01(b)
Renewal Option	Section 9.01(a)
Renewal Term	Section 9.01(a)
Rent	Section 1.01
Rent Commencement Date	Section 1.01
Rent Notice	Section 9.02(c)
Security Deposit	Section 1.01
Specialty Alteration	Section 4.03(d)
Successor Landlord	Section 6.01(a)
Superior Lease	Section 6.01(a)
Superior Lessor	Section 6.01(a)

Superior Mortgage	Section 6.01(a)
Superior Mortgagee	Section 6.01(a)
Tax Payment	Section 2.02(d)
Tax Year	Section 2.02(c)
Taxes	Section 2.02(b)
Tenant	Introduction
Tenant’s Basic Cost	Section 5.05(a)
Tenant’s Initial Determination	Section 9.02(c)
Tenant’s Initial Fair Offer Rent Determination	Section 1.04(b)
Tenant’s Notice	Section 9.02(c)
Tenant’s Offer Notice	Section 5.02(a)
Tenant’s Operating Share	Section 1.01
Tenant’s Property	Section 4.03(b)
Tenant’s Statement	Section 2.03(i)
Tenant’s Tax Share	Section 1.01
Term	Section 1.01
Transfer Notice	Section 5.03(a)
Unavoidable Delay	Section 8.04(c)

LEASE, dated as of July __, 2016, between RXR 1330 OWNER LLC (“Landlord”), a Delaware limited liability company whose address is 1330 Avenue of the Americas, New York, New York 10019 and FUBOTV, INC. (“Tenant”), a Delaware corporation whose address is 304 Park Avenue South, 9th Floor, New York, New York 10010, prior to the commencement of the Term, and thereafter Tenant’s address shall be that of the Building.

W I T N E S S E T H:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at 1330 Avenue of the Americas, New York, New York (the “Building”) on the land more particularly described in Exhibit A (the “Land”; the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Basic Lease Terms; Demise; Use

1.01 Basic Lease Terms.

PREMISES	A portion of the 7th floor of the Building, substantially as shown hatched on Exhibit B, which Landlord and Tenant agree is conclusively deemed to contain 10,001 rentable square feet.

COMMENCEMENT DATE	The earlier to occur of (a) the date on which Landlord’s Work is deemed to have been substantially completed in accordance with Exhibit E and (b) the date Tenant (or any person claiming by, through or under Tenant) occupies any portion of the Premises for the conduct of business.

RENT COMMENCEMENT DATE	The date occurring in the 4th month after the Commencement Date which is the same numerical date in the month as the Commencement Date (except that if no same numerical date shall exist in such 4th month, the Rent Commencement Date shall be the last day of such 4th month).

EXPIRATION DATE	The last day of the calendar month in which the day preceding the 10th anniversary of the Rent Commencement Date occurs, as the same may be extended pursuant to Article 9.

TERM	The period commencing on the Commencement Date and ending, unless sooner terminated as herein provided, on the Expiration Date.

PERMITTED USE	Executive, administrative and general offices.

BASE TAX YEAR	The Tax Year commencing on July 1, 2016 and ending on June 30, 2017.

BASE OPERATING YEAR	Calendar year 2016.

TENANT’S TAX SHARE	2.1765% (calculated by dividing (i) 10,001 by (ii) 459,500, which Landlord and Tenant agree constitutes the rentable square foot area of the Building for purposes of computing Tenant’s Tax Share).

TENANT’S OPERATING SHARE	2.2170% (calculated by dividing (i) 10,001 by (ii) 451,100, which Landlord and Tenant agree constitutes the rentable square foot area of the Building for purposes of computing Tenant’s Operating Share).

FIXED RENT	(a) for the period commencing on the Commencement Date and ending on the day immediately preceding the Rent Commencement Date at the rate of $35,003.50 per annum payable in equal monthly installments of $2,916.96;

(b) for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the 2nd anniversary of the Rent Commencement Date at the rate of $745,074.50 per annum payable in equal monthly installments of $62,089.54;

(c) for the period commencing on the 2nd anniversary of the Rent Commencement Date and ending on the day immediately preceding the 5th anniversary of the Rent Commencement Date at the rate of $765,076.50 per annum payable in equal monthly installments of $63,756.38; and

(d) for the period commencing on the 5th anniversary of the Rent Commencement Date and ending on the Expiration Date $805,080.50 per annum, payable in equal monthly installments of $67,090.04.

ADDITIONAL RENT	Tax Payments, Operating Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Rent shall be deemed to be rent.

BASE ELECTRIC CHARGE	$35,003.50 per annum ($2,916.96 per month), which amount is included in Fixed Rent.

RENT	Fixed Rent and Additional Rent, collectively.

SECURITY DEPOSIT	$887,588.70.

BROKERS	RXR Property Management LLC and Cushman & Wakefield, Inc. (collectively representing Landlord) and CBRE, Inc. (representing Tenant)

All capitalized terms used in the text of this Lease without definition are defined in this Section 1.01.

1.02 Lease of Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases the Premises to Tenant and Tenant hereby hires the Premises from Landlord, for the Term.

1.03 Use. The Premises shall be used and occupied by Tenant (and its permitted subtenants) solely for the Permitted Use (including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business and are customarily permitted by landlords, and engaged in by tenants, in first class office buildings in midtown Manhattan); provided, that in no event shall the Premises be used for any of the following: (a) a banking, trust company, or safe deposit business, in each case open for business to the general public, (b) a savings bank, a savings and loan association, or a loan company, in each case open for business to the general public, (c) the sale of travelers’ checks and/or foreign exchange, in each case open for business to the general public, (d) a stock brokerage office whose business involves off-the-street retail sales to the general public, (e) a restaurant, bar or for the sale of food or beverages, (f) photographic reproductions and/or offset printing, (g) an employment or travel agency, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities, (l) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not-for-profit organization, (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto, or (p) the operation of a business, the purpose of which is to provide to unrelated third parties for sublease or license a flexible workplace center consisting primarily of executive and general office suites and shared office workplaces. The Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance of the Building.

1.04 Offer Space Option. (a) As used herein:

“Available” means, as to any space, that such space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party; provided, that any space that is vacant on the date of this Lease shall not be deemed Available unless and until such space is first leased to another tenant and then again becomes Available. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 1.04 is subordinate to (x) any right of offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the date of this Lease and (y) Landlord’s right to renew or extend the term of any lease to another tenant, whether or not pursuant to an option or right set forth in such other tenant’s lease.

“Offer Period” means the period commencing on the Commencement Date to and including the date that is 5 years prior to the Expiration Date.

“Offer Space” means any space on the 6th, 7th or 8th floors of the Building.

(b) Provided (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, and (iii) Tenant shall occupy the entire Premises, if at any time during the Offer Period any Offer Space either becomes, or Landlord reasonably anticipates that within the next 12 months (but not later than the last day of the Offer Period) any Offer Space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) Landlord’s determination of the Fair Offer Rent for such Offer Space (“Landlord’s Initial Fair Offer Rent Determination”), (B) the date or estimated date that the Offer Space has or shall become Available and (C) such other matters as Landlord may deem appropriate for such Offer Notice. “Fair Offer Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Offer Space, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors, including, without limitation, market concessions.

(c) Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, and (iii) Tenant shall occupy the entire Premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is 30 days after the giving of the Offer Notice (time being of the essence) to include the applicable Offer Space in the Premises. If Landlord’s Initial Fair Offer Rent Determination is more than the Fixed Rent, on a per rentable square foot basis, payable by Tenant for the same period in respect of the Premises initially demised under this Lease (the “Annual Rent”), then Tenant shall notify Landlord in the Acceptance Notice whether Tenant accepts or disputes Landlord’s Initial Fair Offer Rent Determination, and if Tenant disputes same, the Acceptance Notice shall set forth Tenant’s determination thereof (“Tenant’s Initial Fair Offer Rent Determination”), which shall in no event be less than the Annual Rent. If Tenant fails timely to object to Landlord’s Initial Fair Offer Rent Determination in the Acceptance Notice and to set forth Tenant’s Initial Fair Offer Rent Determination, then Tenant shall be deemed to have accepted Landlord’s Initial Fair Offer Rent Determination.

(d) If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except (i) Fixed Rent shall be increased by the greater of the Annual Rent or the Fair Offer Rent, (ii) Tenant’s Tax Share, Operating Share and Basic Electric Charge shall be increased by the relevant percentage based upon the rentable square footages for the applicable Offer Space, (iii) Landlord shall deliver the Offer Space in a broom clean condition, but Landlord shall not be required to perform Landlord’s Work or any other work or to render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy or to provide any abatement of Fixed Rent or Additional Rent, and Tenant shall accept the Offer Space in its “as is” condition on the Offer Space Inclusion Date, unless Landlord’s Work or an abatement of Fixed Rent or Additional Rent are included in the Offer Notice and (iv) as may be otherwise set forth in the Offer Notice.

(e) If in the Acceptance Notice Tenant disputes Landlord’s determination of Fair Offer Rent, and Landlord and Tenant fail to agree as to the amount thereof within 20 days after the giving of the Acceptance Notice, then the dispute shall be resolved by arbitration in the same manner as disputes regarding Fair Market Rent pursuant to Section 9.02(d); provided, that all references in said Section 9.02(d) to (i) “Fair Market Rent” shall be deemed to refer to “Fair Offer Rent”, (ii) “Landlord’s Initial Determination” shall be deemed to refer to “Landlord’s Initial Fair Offer Rent Determination” and (iii) “Tenant’s Initial Determination” shall be deemed to refer to “Tenant’s Initial Fair Offer Rent Determination.”

(f) Anything in this Lease to the contrary notwithstanding, the provisions of this Section 1.04 granting to Tenant the Offer Space Option shall be null and void and of no force or effect if the original named Tenant under this Lease (i) is no longer the Tenant under this Lease, (ii) at any time fails to occupy the entire Premises or (iii) shall at any time be in default under this Lease beyond any cure period set forth herein.

ARTICLE 2

Rent

2.01 Fixed Rent. Fixed Rent shall be payable by Tenant in advance on the Rent Commencement Date and on the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, $62,089.54 to be applied against the first full monthly installment of Fixed Rent; and provided further, that if the Rent Commencement Date is not the first day of a month, then Fixed Rent for the month in which the Rent Commencement Date occurs shall be prorated and paid on the Rent Commencement Date. Anything contained in this Lease to the contrary notwithstanding, Landlord may accelerate the Rent Commencement Date by paying to Tenant, not later than the first day of any calendar month prior to the Rent Commencement Date, an amount equal to the Fixed Rent that will be due and payable for the period commencing on such accelerated Rent Commencement Date to and including the day before the date on which the Rent Commencement Date would have occurred in the absence of such acceleration.

2.02 Tax Payments. (a) “Base Tax Amount” means the Taxes for the Base Tax Year.

(b) “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority, including, without limitation, dues, levies or charges paid to any business improvement district or similar organization or to any entity on behalf of such an organization and (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by Tenants directly to the taxing authority. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”. If (A) Landlord or a Superior Lessor is an entity exempt from the payment of taxes described in clauses (i) and (ii), but is required to make payments in lieu of Taxes, then there shall be included in Taxes the actual amount of such payments so required to be made and (B) a portion, but not all, of the Real Property is exempt from the payment of taxes described in clauses (i) and (ii) and no payments in lieu of Taxes are required to be paid by Landlord or any Superior Lessor in respect thereof, then there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such partial exemption did not exist and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable in the absence of such exemption. Except as permitted in this Section 2.02(b), “Taxes” shall not include any franchise, capital stock or transfer tax.

(c) “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d) If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord may furnish to Tenant, prior to the commencement of each Tax Year, a statement setting forth Landlord’s reasonable estimate of the Tax Payment for such Tax Year. Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s estimate of the Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.02(d) in respect of the last month of the preceding Tax Year; (ii) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 10 days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate. Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within 180 days after the end of each Tax Year). If such statement shall show that the sums paid by Tenant, if any, under this Section 2.02(d) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall refund to Tenant the amount of such excess; and if such statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within 10 days after demand therefor. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.

(e) If Landlord shall receive a refund of Taxes for any Tax Year in which Taxes exceeded the Base Tax Amount, Landlord shall pay to Tenant Tenant’s Tax Share of the net refund (after deducting from such refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees); provided, that such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year. If, with respect to any Tax Year after the Base Tax Year, Landlord shall incur any costs or expenses in a reasonable effort to reduce the Taxes for such Tax Year, and after final determination of such Taxes, Landlord has not recovered such costs and expenses by way of a deduction from a refund as set forth in the first sentence of this paragraph, then Tenant shall pay to Landlord, within 30 days after invoice, Tenant’s proportionate share of the reasonable out-of-pocket costs and expenses so incurred.

(f) If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.02, and Tenant shall pay the deficiency within 10 days after demand therefor.

2.03 Operating Payments. (a) “Base Operating Amount” means Operating Expenses for the Base Operating Year.

(b) “Landlord’s Statement” means an instrument setting forth the Operating Payment payable by Tenant for a specified Operating Year.

(c) “Operating Expenses” means all expenses paid or incurred by or on behalf of Landlord (and not reimbursed by other tenants, other than by way of operating expense escalation provisions) in respect of the repair, replacement, maintenance, operation and security of the Project, including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord, Landlord’s Affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security of the Project; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (iv) the cost of painting and/or decorating all areas of the Project, excluding, however, any space contained therein which is demised to tenants; (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Project; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Project, and any sales and other taxes thereon; (vii) the rental value of Landlord’s Building office and any other premises in the Building utilized by the personnel of either Landlord, Landlord’s Affiliates or Landlord’s contractors, not to exceed 3,500 rentable square feet, in connection with the repair, replacement, maintenance, operation and/or security thereof, and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith,; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Project; (x) the cost of all alterations, repairs, replacements and/or improvements made at any time following the Base Operating Year by or on behalf of Landlord, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, that if under GAAP, any of the costs referred to in this clause (x) are required to be capitalized, then such costs shall not be included in Operating Expenses unless they (I) are required by any Laws or insurance requirements, (II) have the effect of reducing expenses that would otherwise be included in Operating Expenses, (III) constitute a replacement which in Landlord’s reasonable judgment is prudent to make in lieu of repairs to the replaced item(s) or (IV) are depreciable in accordance with generally accepted accounting principles consistently applied (“GAAP”) over a period of not more than 10 years, in which event (except in the case of alterations, repairs, replacement, and/or improvements described in clause (III) of this clause (x), the cost of which shall be included in Operating Expenses in the Operating Year in which such costs are incurred) the cost thereof, together with interest thereon at the greater of (A) the Interest Rate in effect on December 31 of the Operating Year in which such costs were incurred or (B) the actual costs incurred by Landlord to finance such alterations, repairs, replacements and/or improvements described in clauses I, II and IV of this clause x, shall be amortized and included in Operating Expenses over the shorter of (AA) the useful life of the item in question, as reasonably determined by Landlord; or (BB) 10 years; (xi) management fees; (xii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services; (xiii) fees, paid by Landlord to real estate organizations; (xiv) installation, operation and maintenance of holiday decorations; and (xv) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Project, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York. Notwithstanding the foregoing, “Operating Expenses” shall not include the following:

(A) depreciation and amortization (except with respect to the alterations, repairs, replacements, and/or improvements described in clauses I, II, III and IV of clause (x) of this Section 2.03(c));

(B) principal and interest payments and other costs incurred in connection with any financing or refinancing of the Project or any portion thereof (except as provided in clause (x) above);

(C) the cost of tenant improvements made for tenant(s) of the Building;

(D) brokerage commissions and advertising expenses incurred in procuring tenants for the Building;

(E) cost of any work or service performed for any tenant of the Building (including Tenant), whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish Tenant under this Lease at the expense of Landlord;

(F) the cost of any electricity consumed in the Premises or in any other space in the Building demised to tenants;

(G) Taxes;

(H) legal fees incurred in preparing leases for tenants or in enforcing the terms of any lease; and

(I) any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise (other than by means of operating expense reimbursement provisions contained in the leases of other Tenants.)

(d) “Operating Year” means each calendar year in which occurs any part of the Term.

(e) For each Operating Year from and after the first anniversary of the Commencement Date (including the Operating Year in which such first anniversary occurs), Tenant shall pay (each, an “Operating Payment”) Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount.

(f) If during any relevant period (including, without limitation, the Base Operating Year) (i) any rentable space in the Building above the ground floor shall be unoccupied, and/or (ii) the tenant or occupant of any space in the Building above the ground floor undertook to perform work or services therein in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event, the Operating Expenses for such period shall be increased to reflect the Operating Expenses that would have been incurred if such space had been occupied or if Landlord had performed such work or services, as the case may be.

(g) Landlord may furnish to Tenant, prior to the commencement of each Operating Year, a statement setting forth Landlord’s reasonable estimate of the Operating Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s estimate of the Operating Payment for such Operating Year. If Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.03 in respect of the last month of the preceding Operating Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 10 days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate. Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.

(h) Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within 180 days after the end of each Operating Year). If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.03(g) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, Landlord shall refund to Tenant the amount of such excess; and if the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within 10 days after demand therefor.

(i)

(A) Tenant, upon notice given within 60 days after Tenant’s receipt of a Landlord’s Statement, may elect to have Tenant’s designated (in such notice) certified public accountant (who may be an employee of Tenant but who may not, in any case, be retained by Tenant on a contingency fee basis or any other fee basis by which such accountant’s compensation is based upon the amount refunded or credited by Landlord to Tenant as a result of such audit) examine such of Landlord’s books and records (collectively, “Records”) as are directly relevant to such Landlord’s Statement, and Landlord shall provide access to the Records upon reasonable prior notice. As a condition to Tenant’s right to review the Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question. If Tenant shall not give such notice within such 60 day period, then such Landlord’s Statement shall be conclusive and binding upon Tenant. Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential, and, upon request by Landlord, shall confirm such confidentiality obligation in writing.

(B) Tenant, within 60 days after the date on which the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due. If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so and provided that the amount of the Operating Payment Tenant claims is due is substantially different from the amount of the Operating Payment Landlord claims is due, Tenant shall notify Landlord, within 90 days after the date on which the Records are made available to Tenant in connection with the disagreement in question, that such disagreement shall be determined by an Arbiter in accordance with this Section 2.03(i), and promptly thereafter Landlord and Tenant shall jointly designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.03(i)(B) shall be binding upon the parties; it being understood that if the amount of the Operating Payment Tenant claims is due is not substantially different from the amount of the Operating Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid. If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the 90-day period set forth in the preceding sentence, then the Landlord’s Statement to which such disagreement relates shall be conclusive and binding on Tenant. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall be a member of an independent certified public accounting firm having at least 3 accounting professionals. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 15 days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants meeting the requirements of this Section 2.03(i)(B) and who are acceptable to the party sending such notice, then either party shall have the right to request the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) to designate as the Arbiter a certified public accountant meeting the requirements of this Section 2.03(i)(B) whose determination made in accordance with this Section 2.03(i)(B) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Section 2.03(i)(B), and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question. If Tenant shall prevail in such contest, an appropriate refund shall be made by Landlord to Tenant. The term “substantially” as used in this Section 2.03(i)(B), shall mean a variance of 5% or more of the Operating Payment in question.

2.04 Tax and Operating Provisions. (a) In any case provided in Section 2.02 or 2.03 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default under this Lease) Landlord shall refund to Tenant the unapplied balance of such credit.

(b) Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year. Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor.

(c) Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses incurred by Landlord with respect to the Project. If the Building shall be condominiumized, then Tenant’s Operating Payments and Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes and Operating Expenses of the Building as Tenant would pay in the absence of such condominiumization.

(d) Each Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.02(e), shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring within the Term.

2.05 Electric Charges. (a) For purposes of this Section 2.05:

(i) “Electric Rate” means at the time in question 105% of the public utility rate schedule (including all surcharges, taxes, fuel adjustments, taxes regularly passed on to consumers by the public utility, and other sums payable in respect thereof) for the supply of electricity to Landlord for the Building. Notwithstanding the foregoing, if the public utility rate schedule (with such inclusions) applicable to Landlord for the purchase of electricity for the Building shall be less than the public utility rate schedule applicable to Landlord if Landlord were to purchase electricity solely for the Premises, then the higher rate schedule shall be used in determining the Electric Rate.

(ii) “Base Electric Rate” means the Electric Rate in effect on the date of this Lease.

(iii) “Adjusted Electric Charge” means an amount, included as a component of Fixed Rent, equal to the sum of the Base Electric Charge plus all increases thereto pursuant to the provisions of this Section 2.05.

(b) Landlord shall furnish electricity to Tenant on a “rent inclusion” basis and there shall be no separate charge to Tenant for such electricity, such charge being included in Fixed Rent. The Base Electric Charge represents the amount initially included in the annual Fixed Rent set forth in Section 1.01 and such Base Electric Charge component of Fixed Rent shall not be subject to reduction, but may be subject to increase as hereinafter provided.

(c) At any time, and from time to time, after the Commencement Date, Landlord may survey the electrical fixtures, appliances and equipment in the Premises and Tenant’s consumption of electricity therein to determine whether the then Adjusted Electric Charge included in Fixed Rent is less than the Adjusted Electric Charge computed as a result of said survey and to adjust the Adjusted Electric Charge component of Fixed Rent in accordance with such computation, which computation and adjustment shall be made as follows:

(i) In the case of the first such survey, if the product of (A) the Electric Rate in effect on the Commencement Date and (B) the electric consumption shown by the survey on a kilowatt and kilowatt hour basis shall exceed the Adjusted Electric Charge, then the Adjusted Electric Charge shall be increased by the amount of such excess, retroactive to the Commencement Date.

(ii) In the case of each subsequent survey, the computation shall be made by (A) dividing the Adjusted Electric Charge in effect immediately prior to such survey (the “Existing Adjusted Electric Charge”) for which the computation is being made, by the number of kilowatt hours of electricity supplied to the Premises as determined by the last prior survey made by Landlord, thus arriving at an electrical consumption per kilowatt hour rate (“KWH Rate”), and (B) multiplying the number of kilowatt hours of consumption, as determined by the survey for which the computation is being made, by the KWH Rate. If such survey shall show that the Existing Adjusted Electric Charge is different from the Adjusted Electric Charge computed in accordance with such survey, then effective as of the earlier of the date of such survey or the earlier date(s), if any, on which changes in the connected power load or changes in electrical consumption occurred (as determined by Landlord), the Existing Adjusted Electric Charge included as a component of Fixed Rent shall be adjusted by an amount equal to the difference between the Existing Adjusted Electric Charge and the then Adjusted Electric Charge but in no event shall the Adjusted Electric Charge be reduced below the Base Electric Charge.

(d) If Tenant disagrees in good faith with any such computation or adjustment made by Landlord, Landlord, at Tenant’s request, shall retain, at Tenant’s expense, an independent electrical consultant reasonably satisfactory to Tenant who shall survey the demand for, and consumption of, electricity by Tenant, and the determination made by such electrical consultant shall be binding on Landlord and Tenant (provided that in no event shall the Adjusted Electric Charge be less than the Base Electric Charge). Pending the determination of such consultant, Tenant shall pay Fixed Rent based on the Adjusted Electric Charge determined by Landlord, and upon such determination by the consultant, appropriate adjustment shall be made retroactive to the date of determination by the consultant.

(e) Surveys of Tenant’s electrical consumption shall be based upon the use of electricity during Business Hours on Business Days, and on such other days and hours when electricity is used in the Premises; and if cleaning services are provided by Landlord, such survey shall include Landlord’s normal cleaning hours of 5 hours per day for lighting within the Premises and for electrical equipment normally used for such cleaning.

(f) If at any time during the Term the Electric Rate shall exceed the Base Electric Rate or be decreased below the then applicable Electric Rate (as previously increased pursuant to this Section 2.05), then, effective as of the date of each such change in the Electric Rate, the Adjusted Electric Charge included in Fixed Rent shall be increased or decreased in proportion to such change in the Electric Rate (as determined by Landlord; but in no event shall the Adjusted Electric Charge be reduced below the Base Electric Charge).

(g) At Landlord’s request, Tenant shall execute and deliver an agreement confirming any change in Fixed Rent under this Section 2.05, but any such change shall be effective even if such agreement is not executed and delivered.

(h) At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord’s then established reasonable charges therefor.

2.06 Manner of Payment. Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Rent, by wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a bank that clears through The Clearing House Payments Company L.L.C., in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the lesser of (i) 1½% per month and (ii) the maximum rate permitted by law. Any Additional Rent for which no due date is specified in this Lease shall be due and payable on the 10th day after the date of invoice. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within 60 days after receipt of same, Tenant notifies Landlord that it is disputing same.

2.07 Security. (a) Tenant has delivered to Landlord, as security for the performance of Tenant’s obligations under this Lease, an unconditional, irrevocable letter of credit in the amount of $887,588.70 in the form annexed hereto as Exhibit G and issued by a bank satisfactory to Landlord (the “Letter of Credit”). The Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (i) expire on the date which is 60 days after the expiration or earlier termination of this Lease (the “LC Date”) or (ii) be automatically self-renewing until the LC Date. If any Letter of Credit is not renewed at least 60 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease. Landlord may draw on the Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease. If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof), Tenant shall upon demand deposit with Landlord a sum equal to the amount so drawn by Landlord.

(b) Provided Tenant is not in default under this Lease and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, on or before the LC Date: (i) Landlord shall return to Tenant the Letter of Credit (or the proceeds thereof) then held by Landlord or (ii) if Landlord shall have drawn upon such Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter of Credit remaining in Landlord’s possession.

ARTICLE 3

Landlord Covenants

3.01 Landlord Services. From and after the date that Tenant first occupies the Premises for the conduct of Tenant’s business, Landlord shall furnish Tenant with the following services (collectively, “Landlord Services”):

(a) heat, ventilation and air-conditioning to the Premises from 7:00 a.m. to 7:00 p.m. on each Business Day and from 9:00 a.m. to 1:00 p.m. on Saturdays substantially in accordance with the design specifications set forth in Exhibit F attached hereto, subject to Tenant’s compliance with design conditions, including occupancy and electric load criteria established by Landlord; if Tenant shall require heat, ventilation or air conditioning services at any other times, Landlord shall furnish such service (i) in the case of a Business Day, upon receiving notice from Tenant by noon of such Business Day and (ii) in the case of a day other than a Business Day, upon receiving notice from Tenant by noon of the immediately preceding Business Day, and Tenant shall pay to Landlord upon demand Landlord’s then established charges therefor which, as of the date of this Lease are $450.00 per hour, plus applicable sales tax; provided, that there shall be a minimum charge of 4 hours for any period of additional service that neither immediately precedes nor immediately follows the standard hours first set forth above in this Section 3.01(a);

(b) (i) passenger elevator service to each floor of the Premises at all times during Business Hours on Business Days, with at least one passenger elevator subject to call at all other times and (ii) freight elevator and loading dock service to the Premises on a first come-first served basis (i.e., no advance scheduling) on Business Days from 8:00 a.m. to 12:00 p.m. and from 1:00 p.m. to 5:00 p.m., and on a reserved basis at all other times upon the payment of Landlord’s then established charges therefor which, as of the date of this Lease are $250.00 per hour, plus applicable sales tax; provided, that there shall be a minimum charge of 4 hours for any period of additional service that neither immediately precedes nor immediately follows the standard hours first set forth above in this Section 3.01(b)(ii); and provided, further, that Tenant shall be entitled to up to 8 hours (in minimum 4 hour increments) of overtime freight elevator service at no charge to Tenant solely in connection with Tenant’s initial move into the Premises; Tenant’s use of all elevators shall be on a non-exclusive basis;

(c) reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet located on the floor on which the Premises is located (within the core of the Building), and the cost of heating such water, as well as the cost of piping and supplying such water to the Premises, shall be paid by Tenant; Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of water for such other purposes in which event Tenant shall reimburse Landlord on demand for the quantities of water shown on such meters, at Landlord’s cost therefor (including costs for sewer rents and taxes) plus 5%;

(d) electric energy through presently installed electric facilities for Tenant’s reasonable use of lighting and other electrical fixtures, appliances and equipment at a level of not less than 6 watts connected load per rentable square foot of space (exclusive of the base Building HVAC system); in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use, and if Landlord shall provide any such additional power, Tenant shall pay Landlord upon demand its then established connection charge for each additional amp of power or portion thereof provided to the Premises and the cost of installing additional risers, meters, switches and related equipment necessary to provide such additional power;

(e) cleaning services on Business Days in accordance with Exhibit D attached hereto. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (i) extra cleaning work in the Premises required because of (A) the negligence and/or willful misconduct of Tenant, its subtenants or their respective employees or visitors, (B) interior glass partitions or an unusual quantity of interior glass surfaces, (C) non-standard materials or finishes installed in the Premises and/or (D) the use of the Premises other than during Business Hours on Business Days, and (ii) removal from the Premises and the Building of any refuse of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen and pantry refuse, or at times other than Landlord’s standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, trading floors, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and Tenant shall retain Landlord’s cleaning contractor at Tenant’s expense to perform such cleaning and any other cleaning services in excess of those provided for in Exhibit D. Landlord’s cleaning contractor shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises; and

(f) a reasonable amount of condenser water, which shall be requested by Tenant within 15 days after the date of this Lease and approved by Landlord, in Landlord’s sole discretion, for Tenant’s supplemental HVAC system from the common cooling tower unit serving the Building 24 hours a day, 7 days a week. Landlord shall perform all necessary work and install all required equipment, at Tenant’s expense, to permit Tenant to tap into Landlord’s condenser water riser on the floor on which the Premises is located. Tenant shall pay to Landlord a fee of $1,500.00 per tap and shall pay for Tenant’s usage of condenser water an amount equal to $1,000.00 per connected ton per annum, which amount shall be adjusted on each anniversary of the Commencement Date to equal the product of (i) such amount multiplied by (ii) the percentage of increase, if any, in the Consumer Price Index for the month prior to the month in which the applicable anniversary occurs over the Consumer Price Index for the month prior to the month in which the Commencement Date occurs), which amount shall be payable within 10 days after rendition of a bill therefor. “Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, New York-Northeastern New Jersey Area (1982-84=100), or any successor index thereto, appropriately adjusted; provided, that if there shall be no successor index, a substitute index shall be reasonably selected by Landlord. If, on the first anniversary of the Commencement Date, Tenant’s connected load of condenser water is less than the amount initially approved by Landlord, then Landlord shall have no further obligation to reserve for Tenant’s use any condenser water in excess of Tenant’s then connected load.

3.02 General Service Provisions. (a) Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Landlord may modify the delivery and scope of any Building services if required by reason of any Laws. Landlord shall have no liability to Tenant by reason of any stoppage, interruption or modification of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within Landlord’s control to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond Landlord’s control, to cause the same to be restored by diligent application or request to the provider.

(b) Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any applicable grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service.

(c) “Business Hours” means 8:00 a.m. to 6:00 p.m. “Business Days” means all days except (a) Saturdays, (b) Sundays and (c) Holidays. “Holidays” means New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the Building Service Union Employee Service contract.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01 Landlord’s Work. (a) Landlord, at Landlord’s sole expense (except as otherwise set forth in Exhibit E), shall perform or cause to be performed the work described on Exhibit E (“Landlord’s Work”) in accordance with the provisions thereof. On the Commencement Date, Tenant shall accept the Premises in its “as is” condition on such date, subject only to Landlord’s performance of Landlord’s Work. All initial improvements which do not constitute Landlord’s Work shall constitute Alterations and shall be performed by Tenant at Tenant’s expense in accordance with Section 4.02 and any applicable provisions of Exhibit E.

(b) After the occurrence of the Commencement Date, Landlord shall advise Tenant thereof and Landlord and Tenant shall promptly confirm the Commencement Date, the Rent Commencement Date and the Expiration Date by a separate instrument; provided, that the failure to execute and deliver such instrument shall not affect the determination of such dates in accordance with the provisions of this Lease. Pending the resolution of any dispute as to the Commencement Date and/or the Rent Commencement Date, Tenant shall pay Rent based upon Landlord’s determination.

(c) If for any reason Landlord shall be unable to deliver possession of the Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 4.01 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

4.02 Alterations. (a) Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval. Landlord shall not unreasonably withhold its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building or any portion thereof, (ii) is structural or affects the strength of the Building or any portion thereof, (iii) affects the usage or the proper functioning of any of the Building systems, (iv) has a cost greater than $50,000.00, (v) requires the consent of any Superior Mortgagee or Superior Lessor or (vi) requires a change to the Building’s certificate of occupancy.

(b) Tenant, in connection with any Alteration, shall comply with any rules and regulations as may be from time to time established by Landlord. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Alterations.

(d) Before proceeding with any Alteration that will cost more than $100,000.00 (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) all other submissions as may be, from time to time required by Landlord, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.

(e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations in or to the systems of the Building shall be performed only by the contractor(s) designated by Landlord (Landlord shall, from time to time upon Tenant’s request made prior to Tenant’s commencement of each such Alteration, designate at least 3 contractors for each Building system except for the Class E system for which Landlord shall only designate one contractor and Landlord may designate only one approved filing agent/expediter to be used in connection with all Alterations). The performance of any Alteration or any other work in the Project shall not be carried out in a manner which would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any work or service by any party if Landlord notifies Tenant that continuing such performance would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building, and Tenant shall not resume the performance of such work or service until such time as the same may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference.

(f) Throughout the performance of Alterations, Tenant shall carry worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g) Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 10 days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 30 day period, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 30 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, reasonable attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

(h) Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, “as-built” drawings thereof using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later or such other system or medium as Landlord may accept. During the Term, Tenant shall keep records of Alterations costing in excess of $50,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

(i) All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

4.03 Landlord’s and Tenant’s Property. (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord.

(b) All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c) At or before the Expiration Date, or within 15 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than 15 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(d) Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than 30 days after any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.03(a), to remove all or any Fixtures that do not constitute a standard office installation (each, a “Specialty Alteration”), such as, by way of example only, kitchens, vaults, safes, raised flooring, data and telecommunication wires and cables and stairwells. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal. Tenant may request, upon submitting to Landlord plans and specifications for any Alteration, that Landlord advise Tenant, together with Landlord’s approval of the plans and specifications in question, whether or not any portion of such Alteration constitutes a Specialty Alteration that must be removed by Tenant at the end of the Term. If Tenant so requests and Landlord shall fail to so advise Tenant together with Landlord’s approval of the plans and specifications in question, then Landlord shall be deemed to have advised Tenant that no portion of such Alteration constitutes a Specialty Alteration that must be removed by Tenant upon the expiration or earlier termination of this Lease.

4.04 Access and Changes to Building. (a) Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not deprive Tenant of access to the Premises and does not affect the first-class nature of the Project. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business. Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Project or any portion thereof, and to change the name or address of the Project or any portion thereof, at any time and from time to time.

(c) Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily or permanently darkened or obstructed by reason of any repairs, improvements, construction, maintenance and/or cleaning in or about the Building, or covered by any translucent material for the purpose of energy conservation, or if any part of the Project, other than the Premises, is temporarily or permanently closed or inoperable.

(d) Landlord and persons authorized by Landlord shall have the right, upon prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective purchasers or, during the last 24 months of the Term, to prospective tenants, or for any other purpose as Landlord may deem necessary or desirable. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.

4.05 Repairs. Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in the same condition as when first occupied, reasonable wear and tear excepted. Tenant’s obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows, the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform shall be performed by Landlord at Tenant’s expense. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Project.

4.06 Compliance with Laws. Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Fire Underwriters and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any changes to the structural components of the Building unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business.

4.07 Tenant Advertising. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent (not to be unreasonably withheld or delayed).

4.08 Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 10 days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 2% and (ii) the maximum rate permitted by law.

ARTICLE 5

Assignment and Subletting

5.01 Assignment; Etc. (a) Subject to the further provisions of this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.

(b) Notwithstanding Section 5.01(a), without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the date of this Lease, whichever is greater. Sections 5.02, 5.03 and 5.05 shall not apply to assignments or transfers made by Tenant pursuant to this Section 5.01(b).

(c) Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; and (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease. “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question. Sections 5.02, 5.03 and 5.05 shall not apply to assignments, transfers or subleases made by Tenant pursuant to this Section 5.01(c).

5.02 Landlord’s Right of First Offer. (a) If Tenant desires to assign this Lease or sublet all or part of the Premises (other than in accordance with Sections 5.01(b) or (c), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting (assuming that a subtenant will pay for Taxes, Operating Expenses and electricity in the same manner, and utilizing the same base year or base amount, as Tenant pays for such amounts under this Lease) and (iii) the proposed assignment or sublease commencement date.

(b) Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Premises), (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises). Said option may be exercised by Landlord by notice to Tenant within 60 days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

(c) If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date.

(d) If Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the date that is the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

(e) If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises and (iii) Tenant shall pay to Landlord, upon demand, the costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(f) If Landlord exercises its option under Section 5.02(b)(i) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Rent then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(A) shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(B) shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(C) shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;

(D) shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal; and

(E) shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition.

(g) In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than the rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment than the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice, or receives less consideration from such third party for such assignment than the consideration offered to be paid by Landlord in Tenant’s Offer Notice, in each case without complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord.

5.03 Assignment and Subletting Procedures. (a) If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements and (iv) such other information as Landlord may reasonably request and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(i) Such Transfer Notice shall be delivered to Landlord within 6 months after the delivery to Landlord of the applicable Tenant’s Offer Notice.

(ii) Tenant shall not be in default under this Lease beyond applicable notice and grace periods.

(iii) In Landlord’s judgment the proposed assignee or subtenant will use the Premises in a manner that (A) is in keeping with the then standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant as to use contained in any other Lease of space in the Building.

(iv) The proposed assignee or subtenant is, in Landlord’s judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved.

(v) Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any part of the Building.

(vi) The proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 6 months negotiated to lease space in the Building.

(vii) The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5.

(viii) There shall not be more than 1 subtenant of the Premises.

(ix) The aggregate rent to be paid by the proposed subtenant is not less than the greater of (A) the fair rental value of the sublet space as sublet space or (B) 90% of the fair rental value of the sublet space if such space were being leased directly by Landlord (in each case as reasonably determined by Landlord).

(x) Tenant shall reimburse Landlord on demand for any costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 45 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

5.04 General Provisions. (a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b) No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03, and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease.

(c) Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(d) Each subletting by Tenant shall be subject to the following:

(i) No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii) Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

(f) Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

(g) Neither Tenant nor any direct or indirect subtenant of Tenant shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for a rental or payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, occupied or utilized, or which would require the payment of any consideration which would not fall within the definitions of “rents from real property” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.05 Assignment and Sublease Profits. (a) If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Rent, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments and Operating Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease, plus (iv) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease. “Other Sublease Considerations” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b) Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).

ARTICLE 6

Subordination; Default; Indemnity

6.01 Subordination. (a) This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this Lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

6.02 Estoppel Certificate. (a) Within 10 Business Days following request from Landlord, any Superior Mortgagee or any Superior Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tax Payment and Operating Payment then payable, (iii) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Tenant asserts that Landlord is in default, setting forth the specific nature of any such defaults, (iv) stating whether Landlord has failed to complete any work required to be performed by Landlord under this Lease, (v) stating whether there are any sums payable to Tenant by Landlord under this Lease, (vi) stating the amount of the security deposit, if any, under this Lease, (vii) stating whether there are any subleases affecting the Premises, (viii) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (ix) responding to any other matters reasonably requested by Landlord, such Superior Mortgagee or such Superior Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 6.02(a) may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or under any Superior Lease, or by any Superior Mortgagee or assignee thereof, or by any Superior Lessor or assignee thereof.

(b) Within 10 Business Days following request from Tenant (but in no event more than once in any twelve month period), Landlord shall deliver to Tenant a statement executed and acknowledged by Landlord, in form reasonably satisfactory to Tenant, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tax Payment and Operating Payment then payable and (iii) stating whether or not, to Landlord’s knowledge, Tenant is in default under this Lease, and, if Landlord asserts that Tenant is in default, setting forth in reasonable specificity the nature of any such defaults.

6.03 Default. This Lease and the term and estate hereby granted are subject to the limitation that:

(a) if Tenant defaults in the payment of any Rent, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default, or

(b) if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e), (f) or (g)), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

(c) if there shall be any direct or indirect assignment (including, without limitation, any direct or indirect transfer of the interests in Tenant which is deemed to constitute an assignment hereunder), subletting or other transfer of this Lease or the term and estate granted hereby or of the right to occupy all or any portion of the Premises, whether voluntary, involuntary, by operation of law or otherwise, except as expressly permitted by Article 5, or

(d) if Tenant shall abandon the Premises (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or

(e) if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease, or

(f) if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period, or

(g) if Tenant fails to deliver to Landlord any Letter of Credit within the time period required under Section 2.07,

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 3 days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 3 days with the same effect as if the last of such 3 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04 Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 3 days, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05 Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.04 and 2.05 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b) sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord on account of any period that is the subject of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting, and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06 Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

6.07 Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09 No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease (provided, that amounts paid by Tenant and designated by Tenant as Fixed Rent shall be applied by Landlord to Fixed Rent). Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10 Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to 200% of the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; and (b) be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term, and the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11 Attorneys’ Fees.

(a) If Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same (and in the case of any of the foregoing, such matter is resolved in favor of Landlord without litigation or without there being a “prevailing party”), or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, reimburse Landlord for Landlord’s attorneys’ fees and disbursements and court costs.

(b) Subject to Section 6.11(a), the prevailing party in any action or proceeding between Tenant and Landlord shall be reimbursed by the losing party, within 30 days after demand, for its reasonable, out-of-pocket attorneys’ fees and disbursements and court costs.

6.12 Nonliability and Indemnification. (a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord, any Superior Lessor or any Superior Mortgagee of any liability to the extent resulting from the negligence of such party, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises (or outside the Premises if arising from or in connection with Tenant’s installations in, or use of, areas outside the Premises), (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

ARTICLE 7

Insurance; Casualty; Condemnation

7.01 Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project. Landlord represents that the use of the Premises for office use will not, in and of itself, have an adverse affect on Landlord’s insurance for the Building.

(b) If, by reason of any failure of Tenant to comply with this Lease, the premiums paid by Landlord for Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by any body making rates for insurance for the Project or the Premises, as the case may be, shall be presumptive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02 Tenant’s Insurance. Tenant shall maintain at all times during the Term (a) “all risk” property insurance covering all present and future Tenant’s Property and Fixtures to a limit of not less than the full replacement cost thereof, with an agreed amount endorsement, and (b) commercial general liability insurance, and, if necessary, commercial umbrella insurance, including a contractual liability coverage, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (c) boiler and machinery, if there is a boiler, supplemental air conditioning unit or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as loss payees as their interests may appear, with limits of not less than the full replacement cost thereof, with an agreed amount endorsement, and (d) when Alterations are in process, the insurance specified in Section 4.02(f) hereof. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/VIII or better or the then equivalent of such rating, and, if reasonably available, all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days prior written notice of such cancellation, lapse or modification. Tenant shall provide Landlord with notice of any cancellation, lapse or modification of the insurance policies described in this Section within 10 days after Tenant’s receipt of notice of such cancellation, lapse or modification. The proceeds of policies providing “all risk” property insurance of Tenant’s Property and Fixtures shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time reasonably require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.

7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property and Fixtures in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04 Condemnation. (a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b) In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.

(c) If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05 Casualty. (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding all Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Fixtures and Tenant’s Property with reasonable dispatch after the Casualty.

(b) If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.04 and 2.05 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord’s reasonable determination of the date the Premises is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 10 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent.

(c) If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that Landlord’s repair or restoration shall require more than 270 days or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 30% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.

(d) Landlord shall not carry any insurance on any Tenant’s Property or Fixtures and shall not be obligated to repair or replace Tenant’s Property or Fixtures. Tenant shall look solely to Tenant’s insurance for recovery of any damage to or loss of Tenant’s Property or Fixtures. Tenant shall notify Landlord promptly of any Casualty in the Premises.

(e) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06 Landlord’s Insurance. Landlord shall maintain property insurance and commercial general liability insurance, in both cases, as and to the extent required by any Superior Lessor or Superior Mortgagee or, in the absence of any such requirement, to the extent customarily carried by similarly situated landlords in midtown Manhattan.

ARTICLE 8

Miscellaneous Provisions

8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) personal delivery, (b) the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier, in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease (in the case of each Notice to Landlord to the attention of Building Management, with a copy to (i) RXR Realty, 625 RXR Plaza, Uniondale, New York 11556, Attention: Jason Barnett, Esq., Office of General Counsel and (ii) RXR Realty, 1330 Avenue of the Americas, New York, New York 10019, Attention: William Elder) or to such other place as the party to be notified may from time to time designate by at least 5 days’ notice to the notifying party. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02 Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in Exhibit C, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

8.03 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.04 Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(c) “Unavoidable Delay” means Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord (including, without limitation, Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures), if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including, without limitation, Laws, other governmental actions, shortages or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Building, acts of God, enemy or terrorist action, civil commotion, fire or other casualty.

8.05 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.

8.06 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

8.07 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

8.10 No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.11 Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

8.12 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13 Brokers. Each party represents to the other that such party has dealt with no broker other than the Brokers in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than the Brokers who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall enter into a separate agreement with the Brokers which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to the Brokers a commission to be agreed upon between Landlord and the Brokers, subject to, and in accordance with, the terms and conditions of such agreement.

8.14 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

8.15 Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.16 Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

8.18 Condominium. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include other terms which increase Tenant’s obligations (in any material respect) or decrease Tenant’s rights (in any material respect). If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Tax Share and Tenant’s Operating Share and appropriate reductions in the Operating Expenses for the Base Operating Year and the Base Tax Amount; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease.

8.19 Embargoed Person. Tenant represents that as of the date of this Lease, and Tenant covenants that throughout the term of this Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by Tenant pursuant to this Section 8.19 shall become untrue Tenant shall within 10 days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

8.20 Counterparts. This Lease may be executed in counterparts each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

8.21 REIT. Tenant acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (i) the loss of such status, (ii) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511(a)(2) of the Code), and (iii) the imposition of penalty or similar taxes (each, an “Adverse Event”) is of material concern to Landlord and such beneficial owners and Tenant’s agreement herein contained regarding the avoidance of an Adverse Event is a material inducement to Landlord entering into this Lease. If this Lease or any provision thereof could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant shall cooperate with Landlord in amending or modifying this Lease and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 8.21 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section 8.21, Landlord may waive the receipt of any amount payable to Landlord under this Lease, and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.

8.22 Signage.

(a) Subject to applicable Laws and the further provisions of this Section 8.22, Tenant shall have the right to install Tenant’s corporate logo and/or identification signage on the entry doors of the Premises (the “Door Signage”); provided, that (i) the Door Signage shall be subject to Landlord’s reasonable approval (including, without limitation, as to size, color and materials) and (ii) Tenant, at Tenant’s expense, shall be responsible for supplying, installing, maintaining, repairing and replacing the Door Signage.

(b) Upon the expiration or earlier termination of the Term, the Door Signage shall be removed by Tenant in accordance with Section 4.03.

ARTICLE 9

Renewal Right

9.01 Renewal Right.

(a) Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, (iii) Tenant shall occupy the entire Premises and (iv) Tenant shall not have assigned this Lease during the initial Term, Tenant shall have the option (the “Renewal Option”) to extend the term of this Lease for an additional 5 year period (the “Renewal Term”), to commence at the expiration of the initial Term.

(b) The Renewal Option shall be exercised with respect to the entire Premises only and shall be exercisable by Tenant giving notice to Landlord (the “Renewal Notice”) at least 18 months before the last day of the initial Term. Time is of the essence with respect to the giving of the Renewal Notice.

(c) Anything in this Lease to the contrary notwithstanding, the provisions of this Section 9.01 granting to Tenant the Renewal Option shall be null and void and of no force or effect if the original named Tenant hereunder is no longer the Tenant under this Lease.

9.02 Renewal Rent and Other Terms.

(a) The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 9.02; (ii) Tenant shall accept the Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform Landlord’s Work or any other work, to pay any work allowance or other amount or to render any services to make the Premises ready for Tenant’s use and occupancy or to provide any abatement of Fixed Rent or Additional Rent, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (iv) the Base Tax Amount shall be the Taxes for the Tax Year ending immediately before the commencement of the Renewal Term and the Base Operating Year shall be the Operating Year ending immediately before the commencement of the Renewal Term.

(b) The annual Fixed Rent for the Premises for the Renewal Term shall be Fair Market Rent. “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors, including, without limitation, market concessions.

(c) If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least 120 days before the last day of the initial Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Initial Determination”). Tenant shall notify Landlord (“Tenant’s Notice”), within 20 days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Initial Determination, and if Tenant disputes Landlord’s Initial Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent, (“Tenant’s Initial Determination”). If Tenant fails to give Tenant’s Notice within such 20 day period, or if Tenant gives Tenant’s Notice within such 20 day period but fails to set forth therein Tenant’s Initial Determination, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.

(d)

(i) If Tenant timely disputes Landlord’s Initial Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 20 days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined by arbitration in the City of New York, as set forth in this Section 9.02(d). Tenant shall initiate the arbitration process by giving notice to that effect to Landlord within 40 days after the giving of Tenant’s Notice, which notice shall include the name and address of Tenant’s designated arbitrator. If Tenant fails to give such notice within such 40 day period, then Tenant shall be deemed to have accepted Landlord’s Initial Determination. Within 30 days after the designation of Tenant’s arbitrator, Landlord shall give notice to Tenant of the name and address of Landlord’s designated arbitrator. If Landlord shall fail timely to appoint an arbitrator, then Tenant may request the AAA to appoint an arbitrator on Landlord’s behalf. Such two arbitrators shall have 30 days to appoint a third arbitrator who shall be impartial. If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 30 days after such request and both parties shall be bound by any appointment so made within such 30 day period. If no such third arbitrator shall have been appointed within such 30 day period, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment. The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.

(ii) Within 7 days after the appointment of the third arbitrator, the three arbitrators will meet (the “Initial Meeting”) and set a hearing date for the arbitration. The hearing shall not exceed two days and shall be scheduled to be held within 60 days after the Initial Meeting. At the Initial Meeting, Landlord and Tenant may each submit a revised Fair Market Rent determination (each, a “Final Determination”); provided, that Landlord’s Final Determination may not be greater than Landlord’s Initial Determination, and Tenant’s Final Determination may not be lower than Tenant’s Initial Determination. If either party shall fail so to submit a Final Determination, then Landlord’s Initial Determination or Tenant’s Initial Determination, as applicable, shall constitute such party’s Final Determination.

(iii) There shall be no discovery in the arbitration. However, on reasonable notice to the other party, Tenant may inspect any portion of the Building relevant to its claims, and Landlord may inspect any portion of the space occupied by Tenant on the floors in issue. Thirty days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements. Opening written pre-hearing statements shall not exceed 20 pages in length. Two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements. Rebuttal written pre-hearing statements shall not exceed 10 pages in length. Ten days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony. One week prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing. Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings. Closing arguments shall be heard immediately following conclusion of all testimony. The proceedings shall be recorded by stenographic means. Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination. The arbitrators shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrators shall not extend the hearing beyond two days. Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.

(iv) The third arbitrator shall make a determination of the Fair Market Rent by selecting either the amount set forth in Landlord’s Final Determination or the amount set forth in Tenant’s Final Determination, whichever the third arbitrator determines is closest to Fair Market Rent for the Premises. The third arbitrator may not select any other amount as the Fair Market Rent. The fees and expenses of any arbitration pursuant to this Section 9.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. Each arbitrator shall be a licensed real estate broker having at least 15 years of experience in leasing of first class office buildings in Manhattan. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not effect the determination of Fair Market Rent.

(e) If Tenant disputes Landlord’s Initial Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to Landlord’s Final Determination. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were greater than the Fair Market Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Rent payable by Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	RXR 1330 OWNER LLC

By:
Name:
Title:

Tenant:	FUBOTV, INC.

By:
	Name:	David Gandler
	Title:	CEO

Tenant’s Federal Tax I.D. No.:		[***]

EXHIBIT A

DESCRIPTION OF LAND

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of 53rd street with the easterly side of Avenue of the Americas;

RUNNING THENCE easterly along said northerly side of 53rd Street, 97 feet 8 inches to a point at or opposite the center of a certain party wall standing partly on the land herein described and partly on the land adjoining on the east;

THENCE northerly through said party wall and parallel with Avenue of the Americas, 100 feet 5 inches to the center line of the block;

THENCE easterly along said center line of the block, 19 feet 10 inches;

THENCE northerly again parallel with Avenue of the Americas 100 feet 5 inches to the southerly side of 54th Street;

THENCE westerly long the southerly side of 54th Street, 117 feet 6 inches to the easterly side of Avenue of the Americas;

THENCE southerly along the easterly side of Avenue of the Americas, 200 feet 10 inches to the northerly side of 53rd Street, to the point or place of BEGINNING.

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EXHIBIT B

FLOOR PLAN

This floor plan is annexed to and made a part of this Lease solely to indicate the Premises by outlining and diagonal marking. All areas, conditions, dimensions and locations are approximate.

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EXHIBIT C

RULES AND REGULATIONS

1. The rights of each tenant in the entrances, corridors, elevators and escalators servicing the Building are limited to ingress and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by any other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it in its reasonable judgment deems best for the benefit of the tenants generally.

2. Landlord may refuse admission to the Building outside of Business Hours on Business Days to any person not known to the watchman in charge or not having a pass issued by Landlord or the tenant whose premises are to be entered or not otherwise properly identified, and Landlord may require all persons admitted to or leaving the Building to provide appropriate identification. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character or reputation of the Building or of its tenants may be ejected therefrom. During any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building by closing the doors or otherwise for the safety of the tenants and protection of property in the Building.

3. Only Landlord or persons approved by Landlord shall be permitted to furnish to the Premises ice, drinking water, food, beverage, linen, towel, barbering, bootblacking, floor polishing, cleaning or other similar services.

4. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens which are different from the standards adopted by Landlord for the Building shall be attached to or hung in, or used in connection with, any exterior window or door of the premises of any tenant, without the prior written consent of Landlord. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord, which approval shall not be unreasonably withheld.

5. No lettering, sign, advertisement, notice or object shall be displayed in or on the exterior windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule. Interior signs, elevator cab designations and lettering on doors and the Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style reasonably acceptable to Landlord.

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6. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures, if any.

7. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

8. No vehicles (other than bicycles in accordance with Landlord’s rules therefor), animals, fish or birds of any kind (other than service animals permitted in accordance with applicable Laws) shall be brought into or kept in or about the premises of any tenant or the Building.

9. No noise, including, without limitation, music or the playing of musical instruments, recordings, radios or television, which, in the reasonable judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any space in the Building.

10. No tenant, nor any tenant’s contractors, employees, agents, visitors or licensees, shall at any time bring into or keep upon the premises or the Building any inflammable, combustible, explosive, or otherwise hazardous or dangerous fluid, chemical, substance or material.

11. Additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Additional keys for a tenant’s premises and toilet rooms shall be procured only from Landlord who may make a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof.

12. All removals, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators, and in such manner as Landlord or its agent may reasonably determine from time to time. The persons employed to move safes and other heavy objects shall be reasonably acceptable to Landlord and, if so required by law, shall hold a Master Rigger’s license. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building. All labor and engineering costs incurred by Landlord in connection with any moving specified in this rule, including a reasonable charge for overhead shall be paid by tenant to Landlord, on demand.

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13. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the lease of which this Exhibit is a part. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose premises the package or object or matter is being removed, but the establishment and enlargement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the premises or the Building under the provisions of this Rule or of Rule 2 hereof.

14. No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school. No tenant shall use, or permit its premises or any part thereof to be used, for manufacturing, or the sale at retail or auction of merchandise, goods or property of any kind.

15. Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s reasonable judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

16. Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant’s premises. If, in the reasonable judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such manner as Landlord shall determine.

17. No machinery or mechanical equipment other than ordinary portable business machines may be installed or operated in any tenant’s premises without Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed, and in no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants; but machines and mechanical equipment which may be permitted to be installed and used in a tenant’s premises shall be so equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

18. Landlord, its contractors, and their respective employees shall have the right to use, without charge therefor, all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.

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19. No premises of any tenant shall be used for lodging of sleeping or for any immoral or illegal purpose.

20. The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

21. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

22. Tenant shall not cause or permit any unusual or objectionable fumes, vapors or odors to emanate from the Premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the Premises except as is expressly permitted in the Lease.

23. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, ventilating, air conditioning, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment or interference.

24. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes of which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the premises of any tenant, or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of such tenant.

25. All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. Each tenant, before closing and leaving its premises at any time, shall turn out all lights.

26. Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.

27. All windows in each tenant’s premises shall be kept closed, and all blinds therein above the ground floor shall be lowered as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises. If Landlord shall elect to install any energy saving film on the windows of the Premises or to install energy saving windows in place of the present windows, tenant shall cooperate with the reasonable requirements of Landlord in connection with such installation and thereafter the maintenance and replacement of the film and/or windows and permit Landlord to have access to the tenant’s premises at reasonable times during Business Hours to perform such work.

28. If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be designated by Landlord, or if none is so designated as reasonably approved by Landlord.

29. To the extent there is a conflict between the provisions contained in the Lease or this Exhibit C annexed thereto, the provisions of the Lease shall govern and control.

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EXHIBIT D

STANDARD CLEANING SPECIFICATIONS

OFFICES AND OTHER TENANT AREAS

Cleaning and additional cleaning operations shall be scheduled so that an absolute minimum number of lights are to be left on at all times. Upon completion of the cleaning, all lights must be turned off. All doors shall be closed and locked if applicable.

Nightly

●	Litter shall be removed from all floor surfaces. All carpeting and rugs are to be vacuum-cleaned using an approved rotary-type vacuum cleaner one time per week.

●	Dust all furniture nightly.

●	Remove regular office trash from office areas and bring to the central collection point.

●	Damp-wipe all telephones as necessary with approved cleaner/disinfectant.

●	Keep slop sink clean and polished. Janitorial rooms are to be kept in a neat and orderly condition at all times.

●	Clean all water fountains and coolers. Remove all fingerprints from all painted surfaces near light switches and entrance doors.

Weekly

●	Dust all baseboards, accessible convector covers/sills and chair rails.

Monthly

●	All stone, ceramic tiles, marble, terrazzo and other un-waxed flooring to be swept, dusted and washed once a month.

●	All linoleum, vinyl, rubber VCT tile and other similar types of flooring to be swept monthly using approved dust-down preparation.

Quarterly

●	Dust all picture frames, charts and similar hangings that are not reached in nightly cleaning.

●	Dust all air conditioning louvers, grills, etc. not reached in nightly cleaning.

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BASE BUILDING LAVATORIES

Nightly

●	Scour, wash and disinfect all toilet seats (both sides) basins, bowls and urinals throughout.

●	Sweep and wash all lavatory floors using proper cleaner/disinfectants.

●	Wash all mirrors, powder shelves, bright work and enameled surfaces in all lavatories.

●	Hand dust, washing where necessary, all partitions, dispensers, and receptacles in all lavatories and rest rooms.

●	Empty waste, wipe clean and polish all receptacles and remove paper to designated areas.

●	Fill soap dispensers systems.

●	Supply and service all disposable paper product dispensers.

●	Empty and clean sanitary disposal receptacles.

●	Clean and wash all receptacles and dispensers with a cleaning/disinfectant solution

●	Remove fingerprint marks from painted surfaces.

Weekly

●	Machine scrub floors once a month.

●	Hand-dust, clean, and wash all tile walls.

●	High dusting, which will include lights, walls and grilles.

WINDOW CLEANING

●	Wash all interior and exterior building glass three times per year.

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EXHIBIT E

LANDLORD’S WORK

SECTION A - PLANS, ETC.

1. Tenant shall prepare and deliver to Landlord (i) the schematic floor plan for Landlord’s Work and (ii) the specifications for Landlord’s Work which set forth, among other things, the material, manufacture, design, capacity, finish and color for Landlord’s Work (collectively, the “Preliminary Plans”) within 10 days after the date of this Lease, which shall be reasonably approved by Landlord. Landlord shall prepare or cause to be prepared architectural and engineering drawings for Landlord’s Work based on the Preliminary Plans (the “Final Plans”), and shall deliver a copy of the Final Plans to Tenant. Tenant shall review the Final Plans for consistency with the Preliminary Plans and shall notify Landlord of any respect in which the Final Plans are inconsistent with the Preliminary Plans within 3 Business Days after delivery of the Final Plans. If Tenant fails to respond within such 3 Business Day period, Tenant shall be deemed to have approved the Final Plans as submitted. Except to the extent any such inconsistency was the result of complying with a Law, Landlord shall make any revisions or additions to the Final Plans based on Tenant’s comments thereto to the extent necessary to cure any inconsistency with the Preliminary Plans.

2. Tenant shall provide Landlord (and its contractors and designees) with unobstructed access to all portions of the Premises at all times to facilitate the performance and completion of Landlord’s Work.

SECTION B - Performance of Landlord’s Work and Costs.

1. Landlord shall perform or cause to be performed Landlord’s Work as depicted on the Final Plans, as revised (if applicable) pursuant to Section A(1) of this Exhibit E. Landlord does not represent, warrant or guaranty that Landlord shall achieve Substantial Completion of Landlord’s Work by any specific date, and the failure by Landlord, for any reason whatsoever, to achieve Substantial Completion of Landlord’s Work by any specific date, shall not (i) give rise to any liability or obligation of Landlord to Tenant, (ii) entitle Tenant to any compensation, abatement or diminution of Rent, and (iii) except as expressly set forth in this Lease, relieve Tenant from any of its obligations under this Lease or otherwise give rise to any rights of Tenant as against Landlord or with respect to this Lease.

2. (a) Landlord shall bear the hard and soft costs related to Landlord’s Work up to a maximum amount of $1,500,150.00 (the “Maximum Cost”). Tenant shall pay to Landlord (i) in the manner hereinafter set forth, any and all costs and expenses of performing Landlord’s Work in excess of the Maximum Cost, including, without limitation, by reason of Change Orders and (ii) within 20 days after invoice from Landlord, any actual out-of-pocket additional cost to Landlord in completing Landlord’s Work resulting from any Tenant Delay.

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(b) Promptly after the contractors and subcontractors for the performance of Landlord’s Work have been selected, Landlord shall (i) advise Tenant of the amount by which the anticipated cost of Landlord’s Work exceeds the Maximum Cost (such excess, the “Preliminary Excess Cost”) and provide Tenant with reasonable evidence of such excess cost and (ii) provide to Tenant an estimated schedule for the performance of Landlord’s Work. Tenant shall pay to Landlord, on the first day of each full calendar month during the construction schedule, the quotient obtained by dividing the Preliminary Excess Cost by the number of full calendar months in the construction schedule until substantial completion of Landlord’s Work.

(c) Promptly following the substantial completion of Landlord’s Work, Landlord shall notify Tenant of the actual amount, if any, by which the cost of Landlord’s Work exceeded the Maximum Cost (the “Final Excess Cost”) and (i) if the Final Excess Cost exceeds the Preliminary Excess Cost, Tenant shall pay to Landlord such excess within 20 days after invoice from Landlord and (ii) if the Final Excess Cost is less than the Preliminary Excess Cost, Landlord shall pay such difference to Tenant within 20 days after such notice (less any amount that Tenant may owe to Landlord under clause 2(a)(ii) above).

(d) All amounts payable by Tenant under this Exhibit E shall constitute Additional Rent whether or not the Commencement Date has occurred, and, if Tenant defaults in the payment thereof, Landlord (in addition to all other rights and remedies) shall have no obligation to continue the performance of Landlord’s Work until Tenant shall have cured such default, and any delay resulting therefrom shall constitute Tenant Delay.

(e) Notwithstanding anything to the contrary herein, to the extent that any costs incurred by Landlord in connection with any errors, changes, repairs or delays in the performance of Landlord’s Work result from Landlord’s negligence and/or willful misconduct, such costs shall not be applied against the Maximum Cost and shall be borne solely by Landlord.

SECTION C - General Conditions of Landlord’s Work.

1. Notwithstanding anything to the contrary contained in the Lease or this Exhibit E, Landlord shall not be required to perform, and Tenant shall not request any work unless such work (i) is reasonable and compatible with the status of the Building as a first-class office building, (ii) is non-structural and does not affect the Building systems (except to the extent that such work may be specifically provided for in the Final Plans), (iii) affects only the Premises and are not visible from outside of the Premises or the Building, (iv) is consistent with the design, construction and equipment of the Building, (v) does not adversely affect any service furnished by Landlord in connection with the operation of the Building, (vi) complies with all applicable Laws, (vii) does not call for use of any asbestos-containing or other hazardous materials, (viii) will not adversely affect the appearance or value of the Building, and (ix) is compatible with the certificate of occupancy for the Building (the requirements set forth in the preceding clauses (i) through (ix), collectively, the “Landlord’s Work Requirements”). Landlord shall give written notice to Tenant of any and all changes in the Final Plans required by any federal, state, municipal or other government or any governmental, public or quasi-public body or authority promptly after Landlord receives written notice thereof.

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2. Notwithstanding anything to the contrary contained in the Lease or in this Exhibit E, neither the recommendation, designation, selection, engagement or approval by Landlord of any contractor, architects or engineers, nor the review, consent to or approval by Landlord of the Final Plans (or any other plans) shall constitute a representation or warranty by Landlord that the Final Plans are complete or suitable for their intended purpose.

3. Tenant shall not make any changes in the Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes which are inconsistent with or violative of the Landlord’s Work Requirements.

SECTION D - Tenant Delays.

1. If Landlord shall be delayed in Substantially Completing Landlord’s Work as a result of any act (other than acts expressly allowed by this Lease), neglect, failure or omission of Tenant, its agents, employees, contractors or sub-contractors, including, without limitation, any of the following, such delay shall be deemed a “Tenant Delay”:

(i) Tenant’s failure to reasonably cooperate with Landlord, Landlord’s agent, the contractor, architect and all other parties involved in Landlord’s Work, or Tenant’s failure to make Tenant’s Agent available at all reasonable times to facilitate the completion of the Final Plans and Landlord’s Work, in each case any such delay will not accrue until after notice of such failure has been given by Landlord to Tenant;

(ii) Tenant’s request for any change, addition or modification in connection with the Final Plans;

(iii) Tenant’s failure to pay to Landlord any monies required to be paid pursuant to Section B of this Exhibit E within the time period set forth therein;

(iv) Change Orders (including, but not limited to, the implementation, processing, review, analysis and approval thereof) requested by Tenant;

(v) Tenant’s request for materials, finishes or installations that are not readily available at the time Landlord is ready to install same, unless within two (2) Business Days of being requested by Landlord to agree to substitute a material, finish or installation that is comparable in quality and not substantially greater in cost, Tenant agrees to such substitution;

(vi) The performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm or corporation;

(vii) Any delay which results from any act or omission of Tenant or Tenant’s employees, agents or contractors, including delays due to changes in or additions to, or interference with, any work to be done by Landlord, or delays by Tenant in submission of information beyond the timeframes set forth in this Exhibit E, or selecting construction materials to be installed by Landlord as part of the Landlord’s Work, if any, (e.g., color of paint and carpet), or approving working drawings or estimates or giving authorizations or approvals, in each case any such delay will not accrue until after notice of such act or omission has been given by Landlord to Tenant; and/or

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(viii) Any other failure by Tenant to comply with its obligations under the Lease, provided, that any such delay will not accrue until after notice of such failure has been given by Landlord to Tenant.

2. Notwithstanding any other provision of this Exhibit E and/or the Lease, if the Substantial Completion Date shall be delayed by reason of a Tenant Delay or Unavoidable Delay, the Premises shall be deemed Substantially Completed as of the date that the Premises would have been substantially completed but for any such Tenant Delay or Unavoidable Delay and there shall not be any postponement of the Rent Commencement Date or any other rent abatement or monetary concession whatsoever on account of such Tenant Delay or Unavoidable Delay.

SECTION E - Entry by Tenant and Its Agents; Designation of Tenant’s Agent.

1. Except as hereinafter provided, neither Tenant nor its agents, employees, invitees or independent contractors shall enter the Premises during the performance of the Landlord’s Work. Tenant hereby designates David Gandler as its authorized agent (“Tenant’s Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders to the Final Plans and for the purpose of consulting with Landlord as to any and all aspects of the Landlord’s Work. Tenant’s Agent shall have the right to inspect the Premises during the course of the Landlord’s Work provided Tenant’s Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time.

2. If Tenant shall enter upon the Premises or any other part of the Building, as may be above permitted by Landlord, Tenant shall indemnify and save Landlord harmless from and against any and all costs (including, without limitation, attorney’s fees and disbursements and costs of suit) arising from or claimed to arise as a result of any act, neglect or failure to act of Tenant or anyone entering the Premises or Building with Tenant’s permission.

3. Landlord hereby agrees to endeavor to grant Tenant and Tenant’s contractor access to the Premises during the performance of Landlord’s Work but in no event later than 15 days prior to the anticipated completion of Landlord’s Work, solely to commence the performance of Tenant’s installation of telecommunication and/or data wires and cables until the Commencement Date (the “Early Access Work”); provided that (A) the Early Access Work does not interfere (by more than a de minimis extent) with the performance of Landlord’s Work, (B) Tenant shall be accompanied by a representative of Landlord during any such access, and Landlord shall make a representative available at reasonable times for reasonable durations on reasonable notice for such purpose upon the prior request of Tenant, (C) Tenant agrees to cease promptly upon request by Landlord any activity which interferes (by more than a de minimis extent) with the performance of Landlord’s Work and (D) Tenant shall comply and cause Tenant’s contractor to comply, with all procedures and regulations reasonably and uniformly prescribed and enforced by Landlord from time to time for coordinating Landlord’s Work and the Early Access Work each with the other and with any other activity or work in the Project, including, without limitation, the use of compatible union labor (the conditions set forth in clauses (A) through (D), collectively, the “Early Access Conditions”).

(i) Such access by Tenant shall be deemed to be subject to and upon all of the applicable provisions of the Lease, including, without limitation, the provisions set forth therein governing insurance to be carried by Landlord and Tenant, Landlord’s indemnification of Tenant and Tenant’s indemnification of Landlord; provided, that there shall be no obligation on the part of Tenant solely because of such access to pay any items of Rent (other than any such items relating to or resulting from Tenant’s insurance and indemnification obligations, as aforesaid) for any period prior to the time Fixed Rent or any other Rent shall commence to be payable pursuant to the provisions of the Lease, and Tenant shall not be deemed thereby to have taken or accepted possession of the Premises or any portion thereof.

(ii) If Tenant fails or refuses to comply or cause Tenant’s contractor to comply with any of the obligations described or referred to in this Section E.3, then, without limiting any of Landlord’s other rights and remedies, Landlord shall require Tenant promptly to cease the performance of any Early Access Work until such failure or refusal is cured.

(iii) Without limiting the generality of any other provision of this Lease, (i) any actual delay in completing Landlord’s Work by reason of Tenant’s violation of the provisions of this Section E.3 shall, subject to the satisfaction of the conditions for Tenant Delay pursuant to the provisions of Section D, constitute Tenant Delay and (ii) any incremental out-of-pocket costs incurred by Landlord by reason of Tenant’s early access pursuant to this Section E.3 shall be borne by Tenant to the extent provided above.

SECTION F - Change Orders.

1. (a) Tenant shall have the right to make reasonable changes from time to time in the Final Plans by submitting to Landlord revised plans and specifications (collectively, “Change Orders”). All Change Orders shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes which are inconsistent with or violative of the Landlord’s Work Requirements. Without limiting the generality of the foregoing, no Change Order will be approved unless (i) all changes to and modifications of Tenant’s Final Plans are circled or highlighted as per standard industry practices, and (ii) such Change Order conforms with the requirements of this Lease (including without limitation this Exhibit E, and including, without limitation, Landlord’s Work Requirements). Landlord shall notify Tenant of any amount required to be paid by Tenant and any Tenant Delay that the performance of any such Change Order may entail. If Tenant does not respond affirmatively within 5 Business Days of the giving of such notice, Landlord shall not make the proposed Change Order. Upon receipt and approval of any Change Order, Landlord shall submit the Change Order to the contractor or subcontractors performing the trade or trades involved in the Change Orders and, if applicable and so requested by Tenant, obtain and deliver to Tenant a work order in connection therewith. In no event shall Landlord be required to perform any Change Order unless and until Tenant has paid Landlord the entire amount of any amount required to be paid by Tenant to Landlord pursuant to the Lease (including, without limitation, this Exhibit E ) in connection therewith, if any.

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(b) If Tenant shall submit to Landlord (i) a Change Order which complies in all respects with the requirements of the foregoing Paragraph (a) of this Section F (or revisions or supplements to a previously submitted and rejected Change Order), for approval by Landlord, together with (ii) written notice from Tenant expressly claiming same as a Change Order and requesting Landlord’s approval thereof, and which notice must be headed by the legend, in bold, capital letters stating that “LANDLORD MUST RESPOND WITHIN 5 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE,” then Landlord, within five (5) Business Days after actual receipt by Landlord of such Change Order (or such revisions or supplement thereto) and notice, shall give notice to Tenant either approving or disapproving same. If Landlord shall fail or omit to give such notice to Tenant approving or disapproving same by the expiration of such 5 Business Day period, then, as the sole remedy of Tenant, each day after the expiration of such 5 Business Day period that Landlord shall fail or omit to give such notice, until the date that Landlord shall give such notice of approval or disapproval, shall not constitute a day of Tenant Delay.

2. Any costs required in connection with a Change Order shall be collectible in the same manner as Additional Rent whether or not the Rent Commencement Date has occurred, and, if Tenant defaults in the payment thereof, Landlord shall (in addition to all other remedies) have the same rights as it would have upon a default by Tenant in the payment of Rent under this Lease, and Landlord shall have no obligation to continue the performance of the Landlord’s Work until Tenant shall have cured such default.

3. Landlord shall, within a reasonable period of time following the unconditional execution and delivery of this Lease by Landlord and Tenant, supply Tenant with sample wall paint color and flooring, and the selection of such items by Tenant, within 10 Business Days after receipt thereof, shall not constitute a Tenant Delay or a Change Order.

SECTION G - Substantial Completion.

1. The date that Landlord Substantially Completes Landlord’s Work shall be deemed the “Substantial Completion Date.” For the purposes of this Lease and this Exhibit E, the terms “Substantial Completion”, “Substantially Completed” and “Substantially Complete” shall mean that, with the exception of (i) minor details of construction, mechanical adjustments or decoration which do not materially interfere with Tenant’s use of the Premises and (ii) items of work which, in accordance with good construction practice, should be completed after the completion of other work to be performed by Tenant in the Premises (collectively, “Punch List Items”), Landlord’s Work shall have been completed in accordance with the Final Plans and all mechanical systems serving or affecting the Premises shall then be in good working order and condition. Landlord and Tenant shall thereupon set a mutually convenient time for Tenant’s Agent, Landlord and Landlord’s contractor to inspect the Premises and the Landlord’s Work, and, within 5 Business Days thereafter, Tenant’s Agent shall prepare and submit to Landlord a list of the Punch-List Items to be completed. Upon completion of the inspection, Tenant’s Agent shall acknowledge in writing that Substantial Completion of the Landlord’s Work has occurred, subject to any Punch-List Items to be completed. Landlord shall complete the Punch-List Items within a reasonable period thereafter.

E-7

EXHIBIT F

HVAC SPECIFICATIONS

Landlord shall provide base Building HVAC capable of meeting the following temperatures in the Premises except with special use areas (for example, telephone rooms, computer rooms, kitchens, etc.) for distribution by Tenant: provided that the sources of heat within the Premises do not exceed one person per 100 square feet of usable area and 4 watts of electric consumption per usable square foot:

Summer:	Outdoor	-	89º F Dry Bulb, 73º F Wet Bulb.
	Indoor	-	78º F Dry Bulb.
Winter:	Outdoor	-	13º F Dry Bulb
	Indoor	-	70º F Dry Bulb (no humidity control)

Outdoor air for ventilation shall be provided consistent with ASHRAE Standard.

F-1

EXHIBIT G

Form of Letter of Credit

[See attached]

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